Exhibit 99.1

WELLPOINT, INC.

BOARD OF DIRECTORS COMPENSATION PROGRAM

(APPROVED FEBRUARY 2, 2005)

CASH COMPENSATION—Retainers

Annual Board Retainer:

•	$50,000 for all Directors paid quarterly in advance (in four equal installments of $12,500) on January 1, April 1, July 1 and October 1.

Additional Annual Retainer for Committee Chairs:

•	$15,000 for the Chair of the Audit Committee of the Board of Directors paid quarterly in advance (in four equal installments of $3,750) on January 1, April 1, July 1 and October 1.

•	$10,000 for the Chair of each other Committee of the Board of Directors paid quarterly in advance (in four equal installments of $2,500) on January 1, April 1, July 1 and October 1.

Additional Annual Retainer for the Chairman of the Board of Directors

•	$250,000 for the Chairman of the Board of Directors paid quarterly in advance (in four equal installments of $62,500) on January 1, April 1, July 1 and October 1.

CASH COMPENSATION—Meeting Fees

Board of Directors Meetings:

•	$2,000 for Board of Directors Meetings held in person

•	$1,000 for Board of Directors Meetings held telephonically unless otherwise specified

Committee Meetings:

•	$2,000 for the Audit Committee Meetings held in person

•	$1,000 for the Audit Committee Meetings held telephonically unless otherwise specified

•	$1,500 for all other Committee Meetings held in person

•	$750 for all other Committee Meetings held telephonically unless otherwise specified

STOCK COMPENSATION

Initial Full Value Share Grant(1):

Each new Director upon becoming a member of the Board of Directors will receive, subject to the deferral described below, an initial grant of the number of shares equal to 2.5 times the Annual Board Retainer on the date such Director joins the Board of Directors of WellPoint, Inc.

The number of shares of the Initial Full Value Share Grant will be calculated using the following formula:

[Annual Board Retainer X 2.5] divided by [the closing price of the WellPoint, Inc. common stock as reported on the New York Stock Exchange on the date the Director joins the Board of Directors of WellPoint, Inc.] = Number of shares of the Initial Full Value Share Grant.

Annual Full Value Share Grant:

Each Director will receive, subject to the deferral described below, an annual grant of the number of shares equal to five times the Annual Board Retainer on the date of the WellPoint, Inc. annual meeting of shareholders. The number of shares of the Annual Full Value Share Grant will be calculated using the following formula:

[Annual Board Retainer X 5] divided by [the closing price of the WellPoint, Inc. common stock as reported on the New York Stock Exchange on the date of the annual meeting of shareholders] = Number of shares of the Annual Full Value Share Grant.

Deferral of Full Value Share Grants:

The Initial Full Value Share Grant and each Annual Full Value Share Grant will be deferred for a minimum period of 3 years from the date of the Grant (“Deferral Period”) in accordance with the terms of the Director Deferred Compensation Plan. Such Grants shall not be distributed to the Directors until the earlier of the expiration of the Deferral Period or the date on which a Director ceases to be a member of the Board of Directors.

Director Ownership Guidelines:

Each Director shall have the obligation to own five times the Annual Board Retainer in WellPoint, Inc. common stock at the end of a five-year period commencing on the later of the date such Director became a member of the Board of Directors or May 3, 2002.

(1)	The current Directors of WellPoint, Inc. will not receive the Initial Full Value Share Grant. The Initial Full Value Share Grant is only applicable to persons who join the Board of Directors after February 2, 2005.

MISCELLANEOUS

Annual Physical Exam:

WellPoint, Inc. will pay the cost of an annual physical examination for each Director.

Expenses:

WellPoint, Inc. will reimburse each Director (other than the Chairman of the Board) for all travel, lodging and other expenses incurred in connection with the attendance at and/or participation in any and all Board of Directors Meetings and Committee Meetings in accordance with the WellPoint, Inc. Travel and Entertainment Policy.

WellPoint, Inc. will reimburse the Chairman of the Board for all travel, lodging and other expenses incurred in connection with his performance of responsibilities as Chairman of the Board of Directors including but not limited to the attendance at and/or participation in any and all Board of Directors Meetings and Committee Meetings in accordance with the terms WellPoint Health Networks Inc. Travel and Entertainment Policy.

In addition, as previously described in more detail in the Current Report on Form 8-K filed on January 21, 2005, WellPoint, Inc. has ongoing obligations to the Chairman of the Board including but not limited to providing an office, clerical support and supplies during his term as Chairman of the Board of Directors and for a period of five years thereafter pursuant to the terms of the Amended and Restated Employment Agreement between WellPoint Health Networks Inc. and Mr. Schaeffer dated to be effective December 31, 2002.